Exhibit 99.1



                                                                    NEWS RELEASE




COMPANY CONTACT:
----------------
Bruce Galloway, Chairman
Command Security Corporation
212-603-7557



         COMMAND SECURITY CORPORATION ANNOUNCES THE RESIGNATION OF CEO; APPOINTMENT OF BOARD MEMBER AND RESIGNATION AND APPOINTMENT OF CFO


LAGRANGEVILLE, N.Y., October 8, 2004 -- Command Security Corporation (OTC Bulletin Board: CMMD) announced that William C. Vassell has resigned as Chief Executive Officer of Command to pursue other interests. Further, Command and Mr. Vassell have agreed to terminate all previously announced pending legal proceedings between them and related parties.

In addition, the company is pleased to announce the election of Martin C. Blake, Jr. to its Board of Directors. Mr. Blake heads the company's aviation services division and has been with Command since 1995. Mr. Blake has over thirty years of experience in aviation security services. Prior to joining the company in 1995, Mr. Blake retired as a Major in the United States Air Force, where he served in a variety of senior management positions. Mr. Blake's last assignment was as the Program Manager for Electronic Security Systems, Electronic Systems Division. In this capacity he managed a $20 million annual program responsible for global marketing, procurement, and deployment of electronic security systems. He was responsible for integrating security systems and programs at international airports in Germany, Turkey, and the United Kingdom. Previously, Mr. Blake was the Director of Security at the Department of Defense's largest classified air flight facility, incorporating over 1,200 square miles of restricted air space. Establishing aviation security programs for major aircraft defense contractors was an integral responsibility of his position. Mr. Blake also served as the Security Program Manager for Air Force space programs, including security for the Space Shuttle and expendable space launch vehicles. He also led the effort to integrate a shared automated entry control system for use at Cape Canaveral, Kennedy Space Center, and the Johnson Space Center.

Mr. Galloway, the Chairman the Board of Command, stated "I am extremely pleased that Mr. Blake has joined our Board of Directors. Mr. Blake has many years of experience and dedicated service to Command and its shareholders and his addition to the board should be beneficial to all."




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Command also announced that Gordon Robinett has resigned as Command's Chief
Financial Officer. Barry Regenstein, Command's Chief Operating Officer, has been appointed to the additional position of Chief Financial Officer.

About Command Security Corporation

Command Security Corporation provides security guard and aviation security screening services in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2004, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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